Exhibit 10.3.7


              Eighth Amendment to the Glacier Water Services, Inc.
                         1994 Stock Compensation Program


                  1. Purpose. The purpose of this Eighth Amendment to the Glacier Water Services, Inc. 1994 Stock Compensation Program (this "Amendment") is to modify certain provisions pursuant to which members of the Board of Directors of Glacier Water Services, Inc. may be granted options in accordance with the 1994 Non-Employee Directors Stock Option Plan (the "Plan").

                  2. Definitions. Terms used in this Amendment and not defined herein shall have the meanings ascribed to them in the Glacier Water Services, Inc. 1994 Stock Compensation Program.

                  3. Grants.

                  (a) The Plan is hereby amended by deleting each reference to the term "Deferral Elections", including, without limitation, in the first sentence of Paragraph 1 of Part II of the Plan, and inserting, in its place, the term "Supplemental Grants".

                  (b) Section 2(b) of Part II of the Plan is hereby amended and restated in its entirety to read as follows: "An annual Option to acquire 1,500 shares of Common Stock (as adjusted pursuant to Article 5 of the General Provisions of the Program) shall be granted (an "Annual Grant") automatically each year, the first such grant to be made, subject to shareholder approval, on April 12, 1994 and subsequent grants to be made on the first business day of January of each year, to each Eligible Director. A supplemental Option to acquire the number of shares of Common Stock determined as set forth below (as adjusted pursuant to Article 5 of the General Provisions of the Program) shall be granted (a "Supplemental Grant") automatically each year, the first such grant to be made on the day of the next annual meeting and subsequent grants to be made on each succeeding annual meeting, to each Eligible Director. The number of Options granted to an Eligible Director under a Supplemental Grant shall be the lesser of (i) a number whose value, as determined by an independent valuation expert, retained by the Committee, is equivalent on the Grant Date to Twenty Five Thousand Dollars ($25,000.00) in the case of Directors and One Hundred Seven Thousand Dollars ($107,000.00) in the case of the Chairman of the Board of Directors, and (ii) a number determined by the Committee on an annual basis."

                  (c) The Plan is hereby amended by deleting each reference to the term "Deferral Election Stock Option", including, without limitation, in the first sentence of Paragraph 2(c) of Part II of the Plan, the last sentence of Paragraph 2(g) of Part II of the Plan and the first, second, third and fourth sentences of Paragraph 3 of Part II of the Plan, and inserting, in its place, the term "supplemental Option".

                  4. Date of the Amendment. This Eighth Amendment is dated the 1st day of May 2002 and shall be effective for all supplemental Options granted prior to the date hereof or granted hereafter.

                  IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 1st day of May 2002.


                                                    Glacier Water Services, Inc.